INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 ("Cognitronics Corporation Directors' Stock Option Plan") of our report dated March 3, 2004 relating to the consolidated financial statements of Cognitronics Corporation, which appears in Cognitronics Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.




/s/ Carlin, Charron & Rosen, LLP


Glastonbury, Connecticut
August 19, 2004